EXHIBIT 99.1

EVCI Career Colleges Receives Notice from Nasdaq

YONKERS, NY -- (Market Wire) -- June 16, 2006 - EVCI Career Colleges Holding Corp. announced that on June 13, 2006, it received a notice from the Nasdaq Stock Market indicating that EVCI is not in compliance with Nasdaq Marketplace Rule 4310(c)(8)(D) (the "Bid Price Rule") because the closing bid price per share for its common stock has been below $1.00 per share for 30 consecutive trading days. In accordance with Nasdaq Marketplace Rules, EVCI will be provided 180 calendar days, or until December 11, 2006, to regain compliance with the Bid Price Rule. This notification has no affect on the listing of its common stock at this time.

To regain compliance with the Bid Price Rule, the closing bid price of EVCI's common stock must remain at $1.00 per share or more for a minimum of ten consecutive trading days. If EVCI does not regain compliance with the Bid Price Rule by December 11, 2006, Nasdaq will determine whether it meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Nasdaq will notify EVCI that it has been granted an additional 180 calendar day compliance period. If it is not eligible for an additional compliance period, Nasdaq will provide EVCI written notification that its common stock will be delisted. At that time, EVCI may appeal Nasdaq's determination to delist its common stock to a Listings Qualifications Panel.

EVCI's consideration of strategic alternatives with its advisor, Stifel, Nicolaus & Company, Incorporated, will include strategies for regaining compliance with the Bid Price Rule.


About EVCI Career Colleges Holding Corp.

EVCI is the holding company for Interboro Institute, Technical Career Institutes and the Pennsylvania School of Business.

Founded in 1888, Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan, an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York, and an instructional site in Yonkers, New York. EVCI acquired Interboro in January 2000.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI's main campus is on 31st street diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.


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PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three recently authorized business diploma programs. As permitted by the Pennsylvania State Education Department, after six months of teaching the three business diploma programs, PSB plans to seek authorization to award the Associate in Special Business degree for those programs. PSB relocated to downtown Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

      Contact:

      Dr. John J. McGrath
      EVCI Career Colleges Holding Corp.
      914.623.0700


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